AMENDMENT

TO THE $400,000 PROMISSORY NOTE DATED September 25, 2013

The parties agree that the $400,000 Promissory Note (the "Note") by and between Co-Signer, Inc. (the "Borrower") and JMJ Financial (the "Lender") is hereby amended as follows:

1.	Payment. The Lender shall make a payment to the Borrower of $40,000 of Consideration under the Note on or before April 16, 2014.

2.	Independent Transactions. The Borrower understands and agrees that the Note sets forth the terms for a series of independent transactions in which the Lender may elect to make a payment of Consideration to the Borrower with each payment of Consideration creating a separate obligation of the Borrower to the Lender with the terms set forth in the Note. Accordingly, the Maturity Date of each payment of Consideration and the repayment terms for each payment of Consideration, are as set forth in the Note.

3.	Nevada. The Borrower acknowledges that the Lender has become a Nevada sole proprietorship. In recognition of this, and because of the cash payment being made to the Borrower pursuant to Section I of this Amendment, the Borrower agrees char the first sentence of Section 11 of the Note shall be amended by replacing the word "Florida" with the word "Nevada." The word Florida shall not be replaced in any other place in Section 11. This change to Section 1 1 shall apply to all actions commenced after the date of this Amendment regardless of whether the event or events that gave rise to the cause of action, including the closing of the Note and any past or future payments of Consideration, occurred before or after the date of this Amendment.

ALL OTHER TERMS A ND CONDITIONS OF THE NOTE REMAIN INFULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated April 4, 2014 by signing below:

/s/ Kurt Krmarenko

Co-Signer, Inc

Chief Executive Officer

/s/ JMJ Financial

JMJ Financial

Its: Principal